Exhibit 99.1

Ladder Capital Corp Reports Third Quarter 2016 Results

Financial Highlights

Required GAAP disclosures for the third quarter:

  GAAP Income before Taxes of $58.3 million and Diluted EPS of $0.44
  After-Tax GAAP Return on Average Equity of 12.7%
  GAAP Book Value per Share of $13.59 at September 30, 2016

Core Earnings disclosures for the third quarter:

  Core Earnings of $44.5 million and Core EPS of $0.40
  After-Tax Core Return on Average Equity of 11.7%
  Undepreciated Book Value per Share of $14.58 at September 30, 2016

During the third quarter of 2016, Ladder Capital:

  Declared a third quarter dividend of $0.275/share of Class A common stock paid on October 3, 2016
  Originated $845.5 million of commercial mortgage loans, including $525.8 million of mortgage loans held for sale and $319.6 million of mortgage loans held for investment, and made $34.2 million of net leased and other equity investments during the quarter
  Contributed $414.9 million of loans to one securitization transaction

NEW YORK--(BUSINESS WIRE)--November 3, 2016--Ladder Capital Corp (NYSE:LADR) (“we,” “Ladder,” or the “Company”) today announced operating results for the quarter ended September 30, 2016. GAAP Income/(loss) before taxes for the three months ended September 30, 2016 was $58.3 million compared to $(1.4) million for the three months ended September 30, 2015. The results for the third quarter of 2016 reflect higher gains on the sales of securities and loans than in the prior year, as well as the unfavorable impact of declining interest rates during the third quarter of 2015 on the value of interest rate hedges. GAAP Income/(loss) before taxes for the nine months ended September 30, 2016 was $47.6 million compared to $93.6 million for the nine months ended September 30, 2015. The year to date 2016 results reflect lower gains on loan securitizations and securities trading than in the first nine months of 2015. The Diluted EPS for the three and nine months ended September 30, 2016 was $0.44 and $0.40, respectively, compared to $0.06 and $0.91 for the three and nine months ended September 30, 2015, respectively. After-tax GAAP return on average equity was 12.7% in the third quarter of 2016.

Core Earnings, a non-GAAP financial measure, was $44.5 million for the third quarter of 2016, compared to $41.2 million earned in the third quarter of 2015. For the nine months ended September 30, 2016, Core Earnings was $113.6 million compared to $141.3 million for the comparable period in 2015. While the results of the third quarter of 2016 surpassed the comparable period in the prior year, the nine month results reflect lower gains on sales of loans due to unfavorable market trends prevailing during the first half of this year. We believe Core Earnings, which adjusts GAAP income before taxes for certain non-cash expenses (including depreciation related to our real estate equity portfolio) and unrecognized derivative results, is useful in evaluating our earnings from operations across reporting periods. Core EPS, a non-GAAP financial measure, was $0.40 for the third quarter of 2016 and $1.10 for the nine months ended September 30, 2016, compared to $0.40 and $1.40 for the three and nine months ended September 30, 2015, respectively.

“We are pleased with our results in the third quarter, with Core Earnings of $44.5 million and an annualized after-tax core return on average equity of 11.7%" said Brian Harris, Ladder's Chief Executive Officer. “With the return of stronger profits from our securitization business, we are now seeing strong performance from all of our business segments.”

As of September 30, 2016, we had total assets of $6.2 billion, including $2.4 billion of commercial real estate loans, $2.7 billion of commercial real estate-related securities, $825.6 million of real estate, $97.2 million of cash and $214.9 million of other assets. As of September 30, 2016, 80.5% of our total assets were comprised of senior secured assets, including first mortgage loans, commercial real estate-related securities secured by first mortgage loans, and cash. During the third quarter, originations and acquisitions of senior secured assets comprised 96.3% of the total $1.2 billion investment activity.

During the quarter ended September 30, 2016, we originated $845.5 million of loans comprised of $525.8 million of commercial mortgage loans held for sale and $319.6 million of commercial mortgage loans held for investment. We participated in 1 securitization transaction during the third quarter of 2016 contributing a total of $414.9 million in face amount of commercial mortgage loans. The sale of loans into this securitization transaction resulted in net income from the sale of loans of $19.6 million in the third quarter. After factoring in related hedging results and other related adjustments, income from sales of securitized loans, net of hedging during the third quarter was $16.6 million. We also received $222.6 million from the repayment of mortgage loans during the three months ended September 30, 2016.

Our portfolio of CMBS and U.S. Agency Securities decreased by $49.3 million during the third quarter to $2.7 billion as we purchased $322.8 million and sold $178.8 million of securities during the quarter. We also received $172.2 million of proceeds from the repayment of securities.

During the third quarter of 2016, we purchased 4 single tenant net lease and other properties for a total investment of $34.2 million. We have financed or plan to finance these properties with non-recourse mortgage loans that have been contributed to securitizations or internal non-recourse mortgage loans that are eligible for securitization. During the three months ended September 30, 2016, our mortgage loan financing increased by $28.6 million primarily due to the contribution of 6 loans secured by our real estate investments to securitizations. We also sold 29 condominium units for a total of $10.2 million during the third quarter, which generated a net gain on sale of real estate of $4.2 million. Our total real estate portfolio as of September 30, 2016 was $825.6 million.

Net interest income for the third quarter of 2016 was $29.6 million, compared to $33.5 million for the comparable period in the prior year, primarily due to lower weighted average yield on our mortgage loan receivables and higher interest expense as a result of higher outstanding financing obligations. Total other income increased significantly year over year to $69.3 million in the third quarter of 2016 from $7.5 million in the third quarter of 2015. Compared to the third quarter of 2015, net gain from derivative transactions increased by $51.6 million, primarily due to an adverse change in the value of interest rate hedges in 2015. A net gain from sale of loans of $19.6 million compared to $15.2 million in the prior year also contributed to higher total other income.

Portfolio Overview

The following table summarizes the book value of our investment portfolio as of the following dates:

	September 30, 2016		December 31, 2015
	($ in thousands)
Loans
Conduit first mortgage loans	$784,186	12.6%	$571,764	9.7%
Balance sheet first mortgage loans	1,473,852	23.7%	1,453,120	24.6%
Other commercial real estate-related loans	169,183	2.7%	285,525	4.8%
Total loans	2,427,221	39.0%	2,310,409	39.1%
Securities
CMBS investments	2,588,760	41.6%	2,335,930	39.7%
U.S. Agency Securities investments	62,199	1.0%	71,287	1.2%
Total securities	2,650,959	42.6%	2,407,217	40.9%
Real Estate
Real estate and related lease intangibles, net	825,593	13.3%	834,779	14.2%
Total real estate	825,593	13.3%	834,779	14.2%
Other Investments
Investments in unconsolidated joint ventures	33,860	0.5%	33,797	0.6%
FHLB stock	77,915	1.3%	77,915	1.3%
Total other investments	111,775	1.8%	111,712	1.9%
Total investments	6,015,548	96.7%	5,664,117	96.1%
Cash, cash equivalents and cash collateral held by broker	97,190	1.6%	139,770	2.4%
Other assets	103,078	1.7%	91,325	1.5%
Total assets	$6,215,816	100.0%	$5,895,212	100.0%

Note: CMBS investments and U.S. Agency Securities are carried at fair value.

We originate conduit first mortgage loans eligible for securitization that are secured by cash-flowing commercial real estate properties. These first mortgage loans are structured with fixed rates and five- to ten-year terms. As of September 30, 2016, we held 33 first mortgage loans that were substantially available for contribution into future securitizations with an aggregate book value of $784.2 million. Based on the outstanding loan principal balances at September 30, 2016 and the “as-is” third-party FIRREA appraised values at origination, the weighted average loan- to-value ratio of this portfolio was 65.6%.

We also originate balance sheet first mortgage loans secured by commercial real estate properties that are undergoing lease-up, sell-out, renovation, or repositioning. These mortgage loans are generally structured with floating rates and terms (including extension options) ranging from one to five years. As of September 30, 2016, we held a portfolio of 69 balance sheet first mortgage loans with an aggregate book value of $1.5 billion, 97.5% of which was floating-rate. Based on the outstanding loan principal balances at September 30, 2016 and the “as-is” third-party FIRREA appraised values at origination, the weighted average loan-to-value ratio of this portfolio was 66.6%.

We selectively invest in other commercial real estate loans in the form of note purchase financings, subordinated debt, mezzanine debt, and other structured finance products related to commercial real estate. We held $169.2 million of other commercial real estate-related loans as of September 30, 2016, all of which were fixed-rate. Based on the outstanding loan principal balances through the mezzanine or subordinated debt level at September 30, 2016 and the “as-is” third-party FIRREA appraised values at origination, the weighted average loan-to-value ratio of this portfolio was 74.2%.

As of September 30, 2016, our portfolio of CMBS investments had an estimated fair value of $2.6 billion and was comprised of investments in 199 CUSIPs ($13.0 million average investment per CUSIP), with a weighted average duration of 3.1 years.

As of September 30, 2016, our portfolio of U.S. Agency Securities had an estimated fair value of $62.2 million and was comprised of investments in 31 CUSIPs ($2.0 million average investment per CUSIP), with a weighted average duration of 8.0 years.

As of September 30, 2016, we owned 6.9 million square feet of real estate, comprised of 112 single tenant net lease properties, 4 individual office buildings, 3 portfolios of office buildings, 1 warehouse, 1 shopping center, 74 condominium units at Veer Towers in Las Vegas, and 104 condominium units at Terrazas River Park Village in Miami. Our total real estate portfolio had an aggregate book value of $825.6 million. We typically originate internal non- recourse mortgage loan financing secured by an individual property or a group of properties in our real estate portfolio and subsequently seek to securitize these loans. Once the loans have been securitized, they are included on our balance sheet as mortgage loan financing. As of September 30, 2016, we had $575.5 million of such mortgage loan financing, secured by certain of our real estate properties.

On October 18, 2016, Ladder Capital Asset Management LLC (“LCAM”), a subsidiary of the Company and a registered investment adviser, launched the Ladder Select Bond Fund (the “Fund”), a mutual fund. In addition, on October 18, 2016, we made a $10.0 million investment in the Fund. Members of senior management have also invested $1.6 million in aggregate in the Fund since inception. LCAM earns a 0.75% fee on assets under management, which may be reduced for expenses incurred in excess of the Fund’s expense cap of 0.95%.

Liquidity and Capital Resources

We held unrestricted cash and cash equivalents of $59.7 million at September 30, 2016. We had total debt outstanding of $4.6 billion as of September 30, 2016, and we had an additional $1.5 billion of committed financing available for additional investment through our FHLB membership, our revolving credit agreements, and our committed repurchase facilities. As of September 30, 2016, we had $63.2 million of nonrecourse mortgage loan receivable financing, a result of a contribution of $61.6 million of non-controlling pari passu interests to a securitization transaction during the quarter. Because effective control continued to reside with the retained portions of the loans, the transfers are considered nonrecourse secured borrowings rather than asset sales. The full loan assets remain on the Company's consolidated balance sheets, and the sale proceeds are recognized as nonrecourse mortgage loan receivable financing.

The following table summarizes our debt obligations as of the following dates:

	September 30, 2016	December 31, 2015
	($ in thousands)

Committed loan facilities	$622,643	$704,149
Committed securities facility	380,319	161,887
Uncommitted securities facilities	455,365	394,719
Total repurchase agreements	1,458,327	1,260,755
Revolving credit facility	100,000	—
Mortgage loan financing	575,533	544,663
Mortgage loan receivable financing	63,177	—
Borrowings from the FHLB	1,844,700	1,856,700
Senior unsecured notes	559,274	612,605
Total debt obligations	$4,601,011	$4,274,723

To maintain our qualification as a REIT under the Internal Revenue Code of 1986, as amended, we must annually distribute at least 90% of our taxable income. The REIT distribution requirements limit our ability to retain earnings and thereby replenish or increase capital for operations. We believe that our significant capital resources and access to financing will provide us with financial flexibility at levels sufficient to meet current and anticipated capital requirements, including funding new investment opportunities, paying distributions to our shareholders and servicing our debt obligations.

Conference Call and Webcast

We will host a conference call on Thursday, November 3, 2016 at 5:00 p.m. Eastern Time to discuss third quarter 2016 results. The conference call can be accessed by dialing (877) 407-4018 domestic or (201) 689-8471 international. Individuals who dial in will be asked to identify themselves and their affiliations. For those unable to participate, an audio replay will be available from 8:00 p.m. Eastern Time on Thursday, November 3, 2015 through midnight Thursday, November 17, 2015. To access the replay, please call (844) 512-2921 domestic or (412) 317-6671 international, access code 13646520. The conference call will also be webcast though a link on Ladder Capital Corp’s Investor Relations website at ir.laddercapital.com. A web-based archive of the conference call will also be available at the above website.

Reconciliation of Non-GAAP Financial Measures

We present Core Earnings, Core EPS, and After-Tax Core Return on Average Equity ("After-Tax Core ROAE"), which are non-GAAP financial measures, as supplemental measures of our performance. We believe Core Earnings, Core EPS and After-Tax Core ROAE assist investors in comparing our performance across reporting periods on a consistent basis by excluding non-cash expenses and unrecognized results from derivatives and Agency interest-only securities, which we believe makes comparisons across reporting periods more relevant by eliminating timing differences related to changes in the values of assets and derivatives. In addition, we use Core Earnings, Core EPS and After-Tax Core ROAE: (i) to evaluate our earnings from operations and (ii) because management believes that it may be a useful performance measure for us. Core Earnings is also used as a factor in determining the annual incentive compensation of our senior managers and other employees.

We present Undepreciated book value per share, which is a non-GAAP financial measure, as a supplemental measure of our financial condition. We believe Undepreciated book value per share assists investors in comparing our financial condition across reporting periods on a consistent basis by excluding accumulated depreciation on real estate, which implicitly assumes that the value of our real estate diminishes in value predictably over time, whereas real estate values have historically risen or fallen with market conditions.

We present income from sales of securitized loans, net of hedging, a non-GAAP financial measure, as a supplemental measure of the performance of our loan securitization business. Income from sales of securitized loans, net is a key component of our results. Since our loans sold into securitizations to date are comprised of long- term fixed-rate loans, the result of hedging those exposures prior to securitization represents a substantial portion of our interest rate hedging. Therefore, we view these two components of our profitability together when assessing the performance of this business activity and find it a meaningful measure of the Company’s performance as a whole.

We consider the Class A common shareholders of the Company and limited partners of Ladder Capital Finance Holdings LLLP other than Ladder Capital Corp ("Continuing LCFH Limited Partners") to have fundamentally equivalent interests in our pre-tax earnings and net income. Accordingly, for purposes of computing Core Earnings, Core EPS and After- Tax Core ROAE, we start with pre-tax earnings or net income and adjust for other noncontrolling interest in consolidated joint ventures but we do not adjust for amounts attributable to noncontrolling interest held by Continuing LCFH Limited Partners. Similarly, when calculating Undepreciated book value per share we include Total shareholders' equity and the noncontrolling interest held by Continuing LCFH Limited Partners, but exclude noncontrolling interest in consolidated joint ventures.

Core Earnings

We define Core Earnings as income before taxes adjusted to exclude (i) real estate depreciation and amortization, (ii) the impact of derivative gains and losses related to the hedging of assets on our balance sheet as of the end of the specified accounting period, (iii) unrealized gains/(losses) related to our investments in Agency interest-only securities, (iv) the premium (discount) on mortgage loan financing and the related amortization of premium (discount) on mortgage loan financing recorded during the period, (v) non-cash stock-based compensation and (vi) certain one-time transactional items.

We do not designate derivatives as hedges to qualify for hedge accounting and therefore any net payments under, or fluctuations in the fair value of, our derivatives are recognized currently in our income statement. However, fluctuations in the fair value of the related assets are not included in our income statement. We consider the gain or loss on our hedging positions related to assets that we still own as of the reporting date to be “open hedging positions.” While recognized for GAAP purposes, we exclude the results on the hedges from Core Earnings until the related asset is sold and the hedge position is considered “closed,” whereupon they would then be included in Core Earnings in that period. These are reflected as “Adjustments for unrecognized derivative results” for purposes of computing Core Earnings for the period.

Our investments in Agency interest-only securities are recorded at fair value with changes in fair value recorded in current period earnings. We believe that excluding these specifically identified gains and losses associated with the open hedging positions adjusts for timing differences between when we recognize changes in the fair values of our assets and derivatives which we use to hedge asset values. Set forth below is an unaudited reconciliation of Net Income to After-Tax Core Earnings:

	Three Months Ended September 30,			Nine Months Ended September 30,
	2016		2015	2016		2015
	($ in thousands)

Net Income	$49,598		$2,798	$42,099		$89,458
Income tax expense (benefit)	8,721		(4,181)	5,547		4,101
Income (loss) before taxes	58,319		(1,383)	47,646		93,559
Net (income) loss attributable to noncontrolling interest in consolidated joint ventures and operating partnership (GAAP) (1)	431		85	415		578
Our share of real estate depreciation, amortization and gain adjustments (2)	8,295		7,996	24,620		24,799
Adjustments for unrecognized derivative results (3)	(24,919)		31,901	30,553		10,503
Unrealized (gain) loss on Agency IO securities	48		(731)	(30)		639
Premium (discount) on mortgage loan financing, net of amortization	282		(92)	27		1,784
Non-cash stock-based compensation	5,218		3,385	13,527		7,939
One-time transactional adjustments	(3,181)	(4)	—	(3,181)	(4)	1,509	(5)
Core Earnings	44,493		41,161	113,577		141,310
Core incremental estimated corporate tax benefit/(expense) (6)	(976)		(1,540)	4,830		(4,695)
After-Tax Core Earnings	$43,517		$39,621	$118,407		$136,615

(1)	Includes $7,986 and $21,397 of net income attributable to noncontrolling interest in consolidated joint ventures which are included in net (income) loss attributable to noncontrolling interest in operating partnership on the combined consolidated statements of income for the three and nine months ended September 30, 2016, respectively.

(2)	The following is a reconciliation of GAAP depreciation and amortization to our share of real estate depreciation, amortization and gain adjustments amounts presented in the computation of Core Earnings in the preceding table:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015
	($ in thousands)

Total GAAP depreciation and amortization	$9,733	$9,561	$28,789	$29,238
Less: Depreciation and amortization related to non-rental property fixed assets	(28)	(28)	(85)	(80)
Less: Non-controlling interest in consolidated joint ventures' share of consolidated depreciation and amortization	(590)	(676)	(1,794)	(2,155)
Our share of real estate depreciation and amortization	9,115	8,857	26,910	27,003

Realized gain from accumulated depreciation and amortization on real estate sold (see below)	(825)	(865)	(2,306)	(2,217)
Less: Non-controlling interest in consolidated joint ventures' share of accumulated depreciation and amortization on real estate sold	5	4	16	13
Our share of accumulated depreciation and amortization on real estate sold	(820)	(861)	(2,290)	(2,204)

Our share of real estate depreciation and amortization and gain adjustments	$8,295	$7,996	$24,620	$24,799

GAAP gains/losses on sales of real estate include the effects of previously recognized real estate depreciation and amortization. For purposes of Core Earnings, our share of real estate depreciation and amortization is eliminated and, accordingly, the resultant gain/losses must also be adjusted. Following is a reconciliation of the related consolidated GAAP amounts to the amounts reflected in Core Earnings.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015
	($ in thousands)

GAAP realized gain on sale of real estate, net	$4,649	$6,406	$15,616	$21,347
Less: Our share of accumulated depreciation and amortization on real estate sold	(820)	(861)	(2,290)	(2,204)
Adjusted gain/loss on sale of real estate for purposes of Core Earnings	$3,829	$5,545	$13,326	$19,143

(3)	The following is a reconciliation of GAAP net results from derivative transactions to our hedging unrecognized result presented in the computation of Core Earnings in the preceding table:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015
	($ in thousands)

Net results from derivative transactions	$9,356	$(42,242)	$(66,148)	$(54,594)
Less: Hedging interest expense	8,661	6,471	23,244	20,330
Less: Hedging realized result	6,903	3,870	12,351	23,761
Hedging unrecognized result	$24,920	$(31,901)	$(30,553)	$(10,503)

(4)

We recorded an additional $3.2 million income tax expense for a proposed tax settlement for pre-acquisition liabilities on certain corporate entities acquired in the IPO Reorganization Transactions. We also recorded other income of $3.2 million relating to the expected recovery of these amounts pursuant to indemnification. While these items are presented on a gross basis, there was no impact to either net income or core earnings. Accordingly, since pre-tax income excludes the tax effect but includes the recovery of $3.2 million pursuant to the indemnification, the recovery amount must also be excluded from Core Earnings.

(5)	One-time transactional adjustment for costs related to restructuring the Company for REIT related operations. All costs were expensed and accrued for in the period incurred.

(6)	Core estimated corporate tax benefit (expense) based on effective tax rate applied to Core Earnings generated by the activity within our taxable REIT subsidiary.

Core EPS

Core EPS is defined as After-Tax Core Earnings divided by the Adjusted weighted average shares outstanding (diluted) during the period. The Adjusted weighted average shares outstanding (diluted) is defined as the GAAP weighted average shares outstanding (diluted), adjusted for shares issuable upon conversion of all Class B shares, if excluded from the GAAP measure because they would have an anti-dilutive effect. The inclusion of shares issuable upon conversion of Class B shares is consistent with the inclusion of income attributable to noncontrolling interest in operating partnership in Core Earnings and After-Tax Core Earnings.

Set forth below is an unaudited reconciliation of Weighted average shares outstanding (diluted) to Adjusted weighted average shares outstanding (diluted):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015
	(in thousands)

Weighted average shares outstanding (diluted)	63,348	53,349	61,875	51,389
Weighted average shares issuable to converted Class B shareholders	45,468	44,717	45,970	46,535
Adjusted weighted average shares outstanding (diluted)	108,816	98,066	107,845	97,924

Set forth below is an unaudited computation of Core EPS:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015
	($ in thousands, except per share data)

After-tax core earnings	$43,517	$39,621	$118,407	$136,615
Adjusted weighted average shares outstanding (diluted)	108,816	98,066	107,845	97,924
Core EPS	$0.40	$0.40	$1.10	$1.40

Income from sale of securitized loans, net of hedging

Set forth below is an unaudited reconciliation of income from sale of securitized loans, net to income from sale of loans, net as reported in our combined consolidated financial statements included herein and an unaudited reconciliation of hedge gain/(loss) relating to loans securitized to net results from derivative transactions as reported in our combined consolidated financial statements:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015
	($ in thousands, except number of loans and securitizations)
Number of loans	34	63	60	153
Face amount of loans sold into securitizations	$414,902	$860,062	$664,058	$1,981,383
Number of securitizations	1	3	3	7

Income from sales of securitized loans, net (1)	$19,640	$15,165	$27,186	$59,717
Hedge gain/(loss) related to loans securitized (2)	(3,007)	(3,405)	(6,815)	(8,080)
Income from sales of securitized loans, net of hedging	$16,633	$11,760	$20,371	$51,637

(1)	The following is a reconciliation of the non-GAAP financial measure of income from sales of securitized loans, net to income from sale of loans, net, which is the closest GAAP measure, as reported in our combined consolidated financial statements:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015
	($ in thousands)

Income from sales of loans (non-securitized), net	$—	$—	$3,079	$—
Income from sales of securitized loans, net	19,640	15,165	27,186	59,717
Income from sales of loans, net	$19,640	$15,165	$30,265	$59,717

(2)	The following is a reconciliation of the non-GAAP financial measure of hedge gain/(loss) related to loans securitized to net results from derivative transactions, which is the closest GAAP measure, as reported in our combined consolidated financial statements:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015
	($ in thousands)

Hedge gain/(loss) related to lending and securities positions	$12,363	$(38,837)	$(58,278)	$(46,514)
Hedge gain/(loss) related to loans (non-securitized)	—	—	(1,055)	$—
Hedge gain/(loss) related to loans securitized	(3,007)	(3,405)	(6,815)	(8,080)
Net results from derivative transactions	$9,356	$(42,242)	$(66,148)	$(54,594)

After-Tax Core ROAE

After-Tax Core ROAE is presented on an annualized basis and is defined as After-Tax Core Earnings divided by the average Total shareholders' equity and Noncontrolling interest in operating partnership during the period. The inclusion of Noncontrolling interest in operating partnership is consistent with the inclusion of income attributable to noncontrolling interest in operating partnership in After-Tax Core Earnings. Set forth below is an unaudited computation of After-Tax Core ROAE:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015
	($ in thousands)

After-tax core earnings	$43,517	$39,621	$118,407	$136,615
Average shareholders' equity and NCI in operating partnership	1,488,071	1,504,793	1,482,317	1,501,402
After-tax core ROAE	11.7%	10.5%	16.0%	18.2%

Undepreciated book value per share

We define Undepreciated book value per share as the sum of Total shareholders' equity, Noncontrolling interest in operating partnership, and Our share of accumulated real estate depreciation and amortization, divided by the total Class A and Class B shares outstanding. Set forth below is an unaudited reconciliation of Total shareholders' equity to Undepreciated book value, and an unaudited computation of Undepreciated book value per share:

	September 30, 2016	December 31, 2015
	($ in thousands, except per share data)

Total shareholders' equity	$885,979	$828,215
Noncontrolling interest in operating partnership	609,650	657,380
Our share of accumulated real estate depreciation and amortization (1)	102,200	76,473
Undepreciated book value	1,597,829	1,562,068
Class A shares outstanding	65,200	55,210
Class B shares outstanding	44,388	44,056
Total shares outstanding	109,588	99,266
GAAP book value per share	$13.59	$15.00
Undepreciated book value per share	$14.58	$15.74

(1)	The following is a reconciliation of GAAP Accumulated real estate depreciation and amortization to Our share of accumulated real estate depreciation and amortization presented in the computation of Undepreciated book value per share in the preceding table.

	September 30, 2016	December 31, 2015
	($ in thousands)

GAAP Accumulated real estate depreciation and amortization	$110,666	$83,056
Less: Noncontrolling interests' share of accumulated real estate depreciation and amortization	(8,466)	(6,583)
Our share of accumulated real estate depreciation and amortization	$102,200	$76,473

Our non-GAAP financial measures, including Core Earnings, Core EPS, After-Tax Core ROAE and Undepreciated book value per share have limitations as analytical tools. Some of these limitations are:

  Core Earnings, Core EPS and After-Tax Core ROAE do not reflect the impact of certain cash charges resulting from matters we consider not to be indicative of our ongoing operations and are not necessarily indicative of cash necessary to fund cash needs;
  Core EPS and After-Tax Core ROAE are based on a non-GAAP estimate of Ladder’s effective tax rate, including the impact of UBT and the impact of Ladder's election to be taxed as a REIT effective January 1, 2015, assuming the conversion of all shares of Class B common stock into shares of Class A common stock. Ladder’s actual tax rate may differ materially from this estimate;
  Undepreciated book value per share excludes accumulated real estate depreciation and amortization and may not reflect an accurate measure of the value of our real estate; and
  other companies in our industry may calculate non-GAAP financial measures differently than we do, limiting their usefulness as comparative measures.

Because of these limitations, our non-GAAP financial measures should not be considered in isolation or as a substitute for net income (loss) attributable to shareholders, earnings per share or book value per share, or any other performance measures calculated in accordance with GAAP. Our non-GAAP financial measures should not be considered an alternative to cash flows from operations as a measure of our liquidity. Undepreciated book value per share should not be considered a measure of the value of our assets upon an orderly liquidation of the Company.

In the future, we may incur gains and losses that are the same as or similar to some of the adjustments in this presentation. Our presentation of non-GAAP financial measures should not be construed as an inference that our future results will be unaffected by unusual or non-recurring items.

For additional information about our non-GAAP financial measures, please refer to the disclosures available on our website or our Quarterly Report on Form 10•Q.

About Ladder

Ladder is an internally-managed real estate investment trust that is a leader in commercial real estate finance. Ladder originates and invests in a diverse portfolio of commercial real estate and real estate-related assets, focusing on senior secured assets. Ladder’s investment activities include: (i) direct origination of commercial real estate first mortgage loans; (ii) investments in investment grade securities secured by first mortgage loans on commercial real estate; and (iii) investments in net leased and other commercial real estate equity. Founded in 2008, Ladder is run by a highly experienced management team with extensive expertise in all aspects of the commercial real estate industry, including origination, credit, underwriting, structuring, capital markets and asset management. Led by Brian Harris, the Company’s Chief Executive Officer, Ladder is headquartered in New York City and has branches in Los Angeles and Boca Raton.

Forward-Looking Statements

Certain statements in this release may constitute “forward-looking” statements. These statements are based on management’s current opinions, expectations, beliefs, plans, objectives, assumptions or projections regarding future events or future results. These forward-looking statements are only predictions, not historical fact, and involve certain risks and uncertainties, as well as assumptions. Actual results, levels of activity, performance, achievements and events could differ materially from those stated, anticipated or implied by such forward-looking statements. While Ladder believes that its assumptions are reasonable, it is very difficult to predict the impact of known factors, and, of course, it is impossible to anticipate all factors that could affect actual results. There are a number of risks and uncertainties that could cause actual results to differ materially from forward-looking statements made herein including, most prominently, the risks discussed under the heading “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2015, as well as its consolidated financial statements, related notes, and other financial information appearing therein, and its other filings with the U.S. Securities and Exchange Commission. Such forward- looking statements are made only as of the date of this release. Ladder expressly disclaims any obligation or undertaking to release any updates or revisions to any forward-looking statements contained herein to reflect any change in its expectations with regard thereto or changes in events, conditions, or circumstances on which any such statement is based.

Ladder Capital Corp
Combined Consolidated Balance Sheets
(Dollars in Thousands)

	September 30, 2016	December 31, 2015
	(unaudited)
Assets
Cash and cash equivalents	$59,693	$108,959
Cash collateral held by broker	37,497	30,811
Mortgage loan receivables held for investment, net, at amortized cost	1,643,035	1,738,645
Mortgage loan receivables held for sale	784,186	571,764
Real estate securities, available-for-sale	2,650,959	2,407,217
Real estate and related lease intangibles, net	825,593	834,779
Investments in unconsolidated joint ventures	33,860	33,797
FHLB stock	77,915	77,915
Derivative instruments	254	2,821
Accrued interest receivable	23,794	22,776
Other assets	79,030	65,728
Total assets	$6,215,816	$5,895,212
Liabilities and Equity
Liabilities
Debt obligations	$4,601,011	$4,274,723
Due to brokers	16,151	—
Derivative instruments	9,368	5,504
Amount payable pursuant to tax receivable agreement	1,910	1,910
Dividends payable	3,120	17,456
Accrued expenses	54,868	78,142
Other liabilities	28,690	26,069
Total liabilities	4,715,118	4,403,804
Commitments and contingencies	—	—
Equity
Class A common stock, par value $0.001 per share, 600,000,000 shares authorized; 66,295,378 and 55,758,710 shares issued and 65,200,330 and 55,209,849 shares outstanding	66	55
Class B common stock, par value $0.001 per share, 100,000,000 shares authorized; 44,388,184 and 44,055,987 shares issued and outstanding	44	44
Additional paid-in capital	900,661	776,866
Treasury stock, 1,095,048 and 548,861 shares, at cost	(11,244)	(5,812)
Retained Earnings/(Dividends in Excess of Earnings)	(31,440)	60,618
Accumulated other comprehensive income (loss)	27,893	(3,556)
Total shareholders’ equity	885,980	828,215
Noncontrolling interest in operating partnership	609,650	657,380
Noncontrolling interest in consolidated joint ventures	5,068	5,813
Total equity	1,500,698	1,491,408

Total liabilities and equity	$6,215,816	$5,895,212

Ladder Capital Corp
Combined Consolidated Statements of Income
(Dollars in Thousands, Except Per Share and Dividend Data)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015

Net interest income
Interest income	$60,284	$63,013	$175,650	$178,635
Interest expense	30,685	29,535	88,622	83,846
Net interest income	29,599	33,478	87,028	94,789
Provision for loan losses	—	150	300	450
Net interest income after provision for loan losses	29,599	33,328	86,728	94,339

Other income
Operating lease income	19,466	20,671	57,845	60,207
Tenant recoveries	1,185	2,847	3,844	7,883
Sale of loans, net	19,640	15,165	30,265	59,717
Realized gain (loss) on securities	7,126	513	9,524	23,680
Unrealized gain (loss) on Agency interest-only securities	(47)	731	29	(639)
Realized gain on sale of real estate, net	4,649	6,406	15,616	21,347
Fee and other income	8,101	3,483	17,258	10,857
Net result from derivative transactions	9,356	(42,242)	(66,148)	(54,594)
Earnings (loss) from investment in unconsolidated joint ventures	(141)	(25)	485	580
Gain on extinguishment of debt	—	—	5,382	—
Total other income (loss)	69,335	7,549	74,100	129,038
Costs and expenses
Salaries and employee benefits	17,296	17,628	43,343	47,333
Operating expenses	4,391	4,951	15,399	20,487
Real estate operating expenses	7,969	8,975	22,613	27,976
Real estate acquisition costs	423	470	631	1,524
Fee expense	803	675	2,407	3,260
Depreciation and amortization	9,733	9,561	28,789	29,238
Total costs and expenses	40,615	42,260	113,182	129,818
Income (loss) before taxes	58,319	(1,383)	47,646	93,559
Income tax expense (benefit)	8,721	(4,181)	5,547	4,101
Net income (loss)	49,598	2,798	42,099	89,458
Net (income) loss attributable to noncontrolling interest in consolidated joint ventures	439	85	436	578
Net (income) loss attributable to noncontrolling interest in operating partnership	(22,429)	430	(17,664)	(43,338)
Net income (loss) attributable to Class A common shareholders	$27,608	$3,313	$24,871	$46,698

Earnings per share:
Basic	$0.44	$0.06	$0.41	$0.91
Diluted	$0.44	$0.06	$0.40	$0.91

Weighted average shares outstanding:
Basic	62,148,362	52,922,487	60,976,046	51,091,977
Diluted	63,347,690	53,348,858	61,875,010	51,388,851

Dividends per share of Class A common stock:	$0.275	$0.275	$0.825	$0.775

Ladder Capital Corp
Combined Consolidated Statements of Cash Flows
(Dollars in Thousands)
(Unaudited)

	Nine Months Ended September 30,
	2016		2015

Cash flows from operating activities:
Net income (loss)	$42,099		$89,458
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
(Gain) loss on extinguishment of debt	(5,382)		—
Depreciation and amortization	28,789		29,238
Unrealized (gain) loss on derivative instruments	6,273		8,407
Unrealized (gain) loss on Agency interest-only securities	(29)		639
Provision for loan losses	300		450
Amortization of equity based compensation	12,694		11,342
Amortization of deferred financing costs included in interest expense	5,935		4,167
Amortization of premium on mortgage loan financing	(660)		(678)
Amortization of above- and below-market lease intangibles	(115)		(201)
Amortization of premium/(accretion) of discount and other fees on loans	(6,515)		(8,584)
Amortization of premium/(accretion) of discount and other fees on securities	56,151		67,773
Realized gain on sale of mortgage loan receivables held for sale	(30,265)		(59,717)
Realized (gain) loss on real estate securities	(9,524)		(23,680)
Realized gain on sale of real estate, net	(15,616)		(21,347)
Realized gain on sale of derivative instruments	(24)		—
Origination and purchases of mortgage loan receivables held for sale	(887,164)		(1,781,355)
Repayment of mortgage loan receivables held for sale	1,161		1,613
Proceeds from sales of mortgage loan receivables held for sale	703,846		1,923,883
Income from investments in unconsolidated joint ventures in excess of distributions received	(485)		(580)
Distributions from operations of investment in unconsolidated joint ventures	1,017		294
Deferred tax asset	(6,263)		(1,588)
Changes in operating assets and liabilities:
Accrued interest receivable	(1,018)		2,438
Other assets	(12,224)		(4,278)
Accrued expenses and other liabilities	(21,718)		(31,443)
Net cash provided by (used in) operating activities	(138,737)		206,251
Cash flows from investing activities:
Reduction (addition) of cash collateral held by broker for derivatives	(11,839)		(4,877)
Purchase of derivative instruments	(73)		—
Sale of derivative instruments	49		—
Purchases of real estate securities	(837,190)		(578,299)
Repayment of real estate securities	307,847		142,680
Proceeds from sales of real estate securities	308,429		788,964
Purchase of FHLB stock	—		(7,984)
Sale of FHLB stock	—		2,409
Origination and purchases of mortgage loan receivables held for investment	(480,622)		(840,652)
Repayment of mortgage loan receivables held for investment	582,447		575,028
Reduction (addition) of cash collateral held by broker	5,153		(3,605)
Addition (reduction) of deposits received for loan originations	518		1,226
Escrow cash and title deposits included in other assets	(4,242)		(3,382)
Capital contributions to investment in unconsolidated joint ventures	—		(31,085)
Distributions received from investments in unconsolidated joint ventures in excess of income	49		3,747
Capitalization of interest on investment in unconsolidated joint ventures	(644)		(128)
Purchases of real estate	(50,252)		(166,763)
Capital improvements of real estate	(6,813)		(2,006)
Proceeds from sale of real estate	60,516	(1)	84,656
Net cash provided by (used in) investing activities	(126,667)		(40,071)
Cash flows from financing activities:
Deferred financing costs paid	(2,136)		(1,924)
Proceeds from borrowings under debt obligations	9,290,374		12,833,258
Repayment of borrowings under debt obligations	(8,960,397)		(12,790,584)
Cash dividends paid to Class A common shareholders	(67,166)		(39,934)
Capital contributed by noncontrolling interests in operating partnership	250		—
Capital distributed to noncontrolling interests in operating partnership	(39,040)		(56,274)
Capital contributed by noncontrolling interests in consolidated joint ventures	—		74
Capital distributed to noncontrolling interests in consolidated joint ventures	(309)		(589)
Payment of liability assumed in exchange for shares for the minimum withholding taxes on vesting restricted stock	(786)		(4,885)
Purchase of treasury stock	(4,652)		—
Net cash provided by (used in) financing activities	216,138		(60,858)
Net increase (decrease) in cash	(49,266)		105,322
Cash and cash equivalents at beginning of period	108,959		76,218
Cash and cash equivalents at end of period	$59,693		$181,540

Supplemental information:
Cash paid for interest, net of amounts capitalized	$93,732		$90,565
Cash paid for income taxes	$14,127		$19,676

Non-cash investing and financing activities:
Securities and derivatives purchased, not settled	$(16,151)		$(2,012)
Origination of mortgage loans receivable held for investment	$50,378		$—
Repayment of mortgage loans receivable held for investment	$(50,378)		$—
Net settlement of sale of real estate, subject to debt - debt obligations	$—		$11,310
Exchange of noncontrolling interest for common stock	$56,461		$51,072
Change in deferred tax asset related to change in tax receivable agreement	$(1,413)		$1,615
Dividends declared, not paid	$1,801		$—
Stock dividends	$64,100		$—

(1) Includes cash proceeds received in the current year that relate to prior year sales of real estate of $6.5 million.

CONTACT:
Investors:
Ladder Capital Corp Investor Relations, 917-369-3207
investor.relations@laddercapital.com